EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS THIRD QUARTER 2012 RESULTS

REPORTS RECORD QUARTERLY REVENUE AND ADJUSTED EBITDA

CHESTER, WV — November 1, 2012 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter 2012 Highlights

•                  Expansion of the video lottery terminal (“VLT”) gaming facility at Scioto Downs to 2,116 VLTs, as well as the opening of our 300-seat Grove Buffet and a sports bar.

•                  Net revenue growth of 26.8%, including revenue of $41.7 million for the first full quarter of operations at Scioto Downs.

•                  Adjusted EBITDA from continuing operations for the third quarter of 2012 was $31.4 million, an increase of 34.8% from the prior-year period.

“We were pleased with our third quarter performance, as the first full quarter of operations at the new Scioto Downs generated strong revenue and adjusted EBITDA,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “With the addition of Scioto Downs, we now have three strong regional gaming facilities that produced record quarterly revenues and adjusted EBITDA of $147 million and $31.4 million, respectively.  We achieved this milestone with the addition of Scioto Downs and despite the addition of competition in the Cleveland market.  While we understand there are additional gaming choices in our markets, we are confident that our efforts to provide the best gaming and entertainment value to our customers will help us retain our fair share of the market.”

For the third quarter of 2012, the Company’s total net revenues were $146.7 million, an increase of 26.8% compared to $115.6 million in the same period of 2011.  Adjusted EBITDA from continuing operations in the third quarter of 2012 was $31.4 million, an increase of 34.8% from the prior-year period, and adjusted EBITDA margin from continuing operations was 21.4%, an increase of 130 basis points from the prior-year period.

The Company reported income from continuing operations of $5.3 million for the quarter, or $0.19 per diluted share, compared to loss from continuing operations of $41.5 million, or $1.49 per diluted share, in the same period of 2011.  Excluding a $34.4 million pre-tax loss on debt extinguishment associated with MTR’s debt refinancing and $5.8 million in gaming assessment costs related to Presque Isle Downs & Casino in the third quarter of 2011, loss from continuing operations in the third quarter of 2011 would have been $1.4 million, or $0.05 per diluted share.

Net revenues at Scioto Downs were $41.7 million during the third quarter of 2012 compared to $1.4 million during the third quarter of 2011.  The property generated adjusted EBITDA of $15.1 million (including $0.2 million of project-opening costs) compared to a loss of $0.2 million in the same quarter of 2011.  The adjusted EBITDA margin for the third quarter of 2012 was 36.2%.  The increase in net revenues and adjusted EBITDA for the third quarter of 2012 was attributable to the opening of the VLT gaming facility on June 1, 2012.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 3.4% to $57.4 million in the third quarter of 2012 compared to $59.4 million in the third quarter of 2011.  Revenues from slots increased by $0.2 million, while revenue from table gaming decreased by $2.0 million, compared to the same quarter of 2011.  The property saw adjusted EBITDA decrease to $11.2 million from $12.9 million in the comparable quarter of 2011, while the adjusted EBITDA margin at Mountaineer decreased to 19.6% compared to 21.7% in the prior-year quarter.  The decrease in table gaming revenues and adjusted EBITDA for the third quarter of 2012 was primarily attributable to increased competition from a new casino in Cleveland, Ohio.

Net revenues at Presque Isle Downs & Casino decreased 13.0% to $47.6 million during the third quarter of 2012 compared to $54.7 million during the third quarter of 2011.  Revenues from slots and table gaming decreased by $5.4 million and $1.7 million, respectively, compared to the same quarter of 2011, while revenues from poker increased $0.4 million compared to the prior-year period due to the opening of the poker room in October 2011. The property generated adjusted EBITDA of $8.6 million compared to $12.7 million in the same quarter of 2011 (excluding $5.8 million in one-time gaming assessment costs), with the adjusted EBITDA margin decreasing to 18.0% compared to 23.3% in the prior-year period.  The decrease in net revenues and adjusted EBITDA for the third quarter of 2012 was primarily attributable to increased competition from a new casino in Cleveland, Ohio.

Corporate overhead costs totaled $3.5 million during the third quarter of 2012 compared to $2.2 million in the prior-year period, with the increase due primarily to corporate marketing costs and additional compensation-related expenses.

For the nine months ended September 30, 2012, MTR’s total net revenues increased 15.2% to $373.7 million from $324.5 million in the nine months ended September 30, 2011.  Adjusted EBITDA from continuing operations increased 15.9% to $72.6 million (including $2.7 million of project-opening costs) from $62.6 million (including $1.8 million received from a mineral rights lease bonus payment and $0.2 million of project-opening costs) in the same period last year.  The 2012 year-to-date income from continuing operations was breakeven on a dollar and diluted share basis, and included $2.7 million of project-opening costs, $7.6 million of incremental interest expense associated with the Company’s debt refinancing in the third quarter of 2011 (net of $1.3 million of capitalized interest), and approximately $2.1 million attributable to additional valuation allowances on deferred tax assets.  In the same period last year, the Company reported a loss from continuing operations of $44.4 million, or $1.60 per diluted share, which included income tax expense of approximately $2.7 million attributable to an increase in the valuation allowance on deferred tax assets, a $34.4 million pre-tax loss on debt extinguishment associated with MTR’s refinancing and $5.8 million of gaming assessment costs.  Absent the $34.4 million pre-tax loss on debt extinguishment and the $5.8 million gaming assessment costs, loss from continuing operations would have been $4.3 million, or $0.15 per diluted share.

See attached tables, including a reconciliation of net income (loss), a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

Balance Sheet and Liquidity

As of September 30, 2012, MTR had $88.5 million in cash and cash equivalents, $9.2 million of funds that are held for further construction of the VLT facility at Scioto Downs, and $556.2 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (888) 765-5554.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #5884568).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EST on Thursday, November 8, 2012 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 5884568.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Revenues:
Gaming	$132,020	$102,598	$339,664	$291,178
Pari-mutuel commissions	3,824	3,898	8,347	8,277
Food, beverage and lodging	11,105	9,408	27,765	24,725
Other	3,583	2,695	8,141	8,457
Total revenues	150,532	118,599	383,917	332,637
Less promotional allowances	(3,876)	(2,962)	(10,194)	(8,144)
Net revenues	146,656	115,637	373,723	324,493

Operating expenses:
Expenses of operating departments:
Gaming	76,630	68,681	204,006	185,835
Pari-mutuel commissions	3,831	3,965	8,746	9,159
Food, beverage and lodging	8,604	6,686	21,112	18,028
Other	2,358	1,814	5,596	4,803
Marketing and promotions	6,065	3,440	12,846	9,678
General and administrative	17,799	13,389	46,119	39,971
Project opening costs	222	154	2,718	161
Depreciation	7,880	7,022	19,979	21,076
Gain on the sale or disposal of property	—	(16)	(4)	(212)
Total operating expenses	123,389	105,135	321,118	288,499

Operating income	23,267	10,502	52,605	35,994

Other income (expense):
Interest income	25	54	159	70
Interest expense	(17,227)	(16,265)	(50,642)	(42,997)
Loss on debt extinguishment	—	(34,364)	—	(34,364)

Income (loss) from continuing operations before income taxes	6,065	(40,073)	2,122	(41,297)
Provision for income taxes	(729)	(1,444)	(2,077)	(3,091)

Income (loss) from continuing operations	5,336	(41,517)	45	(44,388)

Discontinued operations:
Loss from discontinued operations before income taxes	(23)	—	(278)	—
Provision for income taxes	—	—	—	—
Loss from discontinued operations	(23)	—	(278)	—

Net income (loss)	$5,313	$(41,517)	$(233)	$(44,388)

Net income (loss) per share - basic:
Income (loss) from continuing operations	$0.19	$(1.49)	$—	$(1.60)
Loss from discontinued operations	—	—	(0.01)	—
Net income (loss)	$0.19	$(1.49)	$(0.01)	$(1.60)

Net income (loss) per share - diluted:
Income (loss) from continuing operations	$0.19	$(1.49)	$—	$(1.60)
Loss from discontinued operations	—	—	(0.01)	—
Net income (loss)	$0.19	$(1.49)	$(0.01)	$(1.60)

Weighted average number of shares outstanding:
Basic	28,047,046	27,880,204	27,997,360	27,800,075
Diluted	28,416,008	27,880,204	28,322,893	27,800,075

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Net revenues:
Mountaineer Casino, Racetrack & Resort	$57,396	$59,433	$175,042	$168,337
Presque Isle Downs & Casino	47,602	54,739	144,275	153,643
Scioto Downs	41,658	1,444	54,373	2,449
Corporate	—	21	33	64
Consolidated net revenues	$146,656	$115,637	$373,723	$324,493

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$11,229	$12,883	$36,311	$35,731
Presque Isle Downs & Casino	8,569	12,744	29,284	34,829
Scioto Downs	15,065	(157)	16,042	(1,074)
Corporate	(3,506)	(2,204)	(9,039)	(6,870)
Consolidated Adjusted EBITDA from continuing operations	$31,357	$23,266	$72,598	$62,616

Adjusted EBITDA from discontinued operations	(23)	—	(278)	—

Consolidated Adjusted EBITDA	$31,334	$23,266	$72,320	$62,616

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, each of which are GAAP financial measures, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Adjusted EBITDA from continuing operations:

Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$8,469	$9,983	$27,941	$26,921
Interest expense	—	6	—	24
Benefit for income taxes	(13)	(4)	(13)	(4)
Depreciation	2,773	2,955	8,388	9,045
Gain on the sale or disposal of property	—	(57)	(5)	(255)
Adjusted EBITDA from continuing operations	$11,229	$12,883	$36,311	$35,731
Net revenues	$57,396	$59,433	$175,042	$168,337
Adjusted EBITDA margin	19.6%	21.7%	20.7%	21.2%

Presque Isle Downs & Casino:
Income from continuing operations	$5,824	$2,058	$20,337	$14,943
(Capitalized interest) Interest expense	(12)	1	(41)	7
Provision for income taxes	608	1,022	1,861	2,659
Depreciation	1,939	3,864	7,108	11,419
Other regulatory gaming assessments	210	5,758	18	5,758
Loss on the sale or disposal of property	—	41	1	43
Adjusted EBITDA from continuing operations	$8,569	$12,744	$29,284	$34,829
Net revenues	$47,602	$54,739	$144,275	$153,643
Adjusted EBITDA margin	18.0%	23.3%	20.3%	22.7%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Adjusted EBITDA from continuing operations (continued):

Scioto Downs:
Income (loss) from continuing operations	$11,901	$(291)	$12,593	$(1,607)
(Capitalized interest) interest expense	(107)	2	(1,227)	17
Provision for income taxes	113	—	227	—
Depreciation	3,158	191	4,449	575
Gain on debt extinguishment	—	(59)	—	(59)
Adjusted EBITDA from continuing operations [1]	$15,065	$(157)	$16,042	$(1,074)
Net revenues	$41,658	$1,444	$54,373	$2,449
Adjusted EBITDA margin	36.2%	N/A	29.5%	N/A

Corporate:
Loss from continuing operations	$(20,858)	$(53,267)	$(60,826)	$(84,645)
Interest expense, net of interest income	17,321	16,202	51,751	42,879
Provision for income taxes	21	426	2	436
Depreciation	10	12	34	37
Loss on debt extinguishment	—	34,423	—	34,423
Adjusted EBITDA from continuing operations	$(3,506)	$(2,204)	$(9,039)	$(6,870)

Consolidated:
Income (loss) from continuing operations	$5,336	$(41,517)	$45	$(44,388)
Interest expense, net of interest income and capitalized interest	17,202	16,211	50,483	42,927
Provision for income taxes	729	1,444	2,077	3,091
Depreciation	7,880	7,022	19,979	21,076
Other regulatory gaming assessments	210	5,758	18	5,758
Gain on the sale or disposal of property	—	(16)	(4)	(212)
Loss on debt extinguishment	—	34,364	—	34,364
Adjusted EBITDA from continuing operations [1]	$31,357	$23,266	$72,598	$62,616
Net revenues	$146,656	$115,637	$373,723	$324,493
Adjusted EBITDA margin	21.4%	20.1%	19.4%	19.3%

Adjusted EBITDA from discontinued operations:

Loss from discontinued operations	$(23)	$—	$(278)	$—
Provision for income taxes	—	—	—	—
Adjusted EBITDA from discontinued operations	$(23)	$—	$(278)	$—

[1] Adjusted EBITDA from continuing operations for the three and nine months ended September 30, 2012, included project-opening costs of $222,000 and $2,718,000, respectively, related to video lottery gaming operations at Scioto Downs which commenced June 1, 2012. Additionally, adjusted EBITDA from continuing operations for the nine months ended September 30, 2011, included a mineral rights lease bonus payment that was received by Mountaineer in the amount of $1,840,000.

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30	December 31
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$88,497	$85,585
Restricted cash	2,550	1,146
Accounts receivable, net of allowance for doubtful accounts of $346 in 2012 and $383 in 2011	5,536	4,554
Amounts due from West Virginia Lottery Commission	17	122
Inventories	4,131	3,503
Deferred financing costs	1,641	1,622
Deferred income taxes	545	494
Prepaid expenses and other current assets	7,157	5,366
Total current assets	110,074	102,392

Property and equipment, net	391,992	299,579
Funds held for construction project	9,169	130,114
Other intangible assets	135,577	85,577
Deferred financing costs, net of current portion	8,818	9,919
Deposits and other	1,911	1,902
Non-operating real property	11,207	11,207
Assets of discontinued operations	181	181
Total assets	$668,929	$640,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,388	$1,461
Accounts payable - gaming taxes and assessments	9,606	8,854
Accrued payroll and payroll taxes	6,283	3,872
Accrued interest	10,963	27,072
Accrued income taxes	577	958
Other accrued liabilities	13,025	10,741
Construction project and equipment liabilities	5,793	3,732
License fee payable	25,000	—
Liabilities of discontinued operations	130	223
Total current liabilities	74,765	56,913

Long-term debt	556,186	548,933
Other regulatory gaming assessments	5,066	5,408
Long-term compensation	750	242
Deferred income taxes	13,202	11,048
Total liabilities	649,969	622,544

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	63,636	62,804
Accumulated deficit	(44,521)	(44,288)
Accumulated other comprehensive loss	(380)	(404)
Total stockholders’ equity of MTR Gaming Group, Inc.	18,735	18,112
Non-controlling interest of discontinued operations	225	215
Total stockholders’ equity	18,960	18,327
Total liabilities and stockholders’ equity	$668,929	$640,871

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